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EXHIBIT 99.4


January 12, 2006

Dear Board members,

Today I am announcing my intention to resign from my position as President, COO and Director of MicroIslet, Inc., effective February 17, 2006. I will do everything I can to assist the board in this transition. I will make sure that the firm stays on course until my last day of employment and that we continue to be relentless in pursuing our business goals.

I have been committed to MicroIslet for six years now. In that time, we have overcome significant scientific and financial challenges and achieved much. Our scientific team has generated a lot of momentum and I'm confident in our ability to overcome the current hurdles to positive large animal data. However, it has become clear that my strategy for moving the company forward is not shared by our Executive Committee. Although I have made sincere efforts to work with the committee to pave a mutually agreeable strategic path, I do not believe we can overcome our differences. I consider this as a professional difference and I accept it.

To the employees of MicroIslet, you have all done an extraordinary job serving our company. Your dedication and commitment to MicroIslet have been clear for all to see. To each of you, I offer my heartfelt thanks for the extraordinary opportunity I have had to work with and lead you. I have enormous faith that the best of MicroIslet will be lived in the days and years ahead.

Let me say that it will not be easy for me to leave. I take enormous pride in what the people of this company have accomplished. MicroIslet has a great depth of talent and an outstanding scientific team.

Regards,

/s/ Haro Hartounian, Ph.D.
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Haro Hartounian, Ph.D.